Exhibit 99.1

Investor Contact:

Larry Clark

Investor Relations for Power-One

Investor.Relations@Power-One.com

(310) 478-2700 ext. 29

POWER-ONE ANNOUNCES SECOND QUARTER 2012 RESULTS

•                  Exceeds revenue guidance with quarterly revenue of $322 million; up 24% year-over-year

•                  A record 1,263 megawatts of inverters shipped in the quarter

•                  Reports second quarter EPS of $0.30

•                  Operating cash flow of $56 million in the quarter

Camarillo, CA, July 26, 2012 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the second quarter of 2012.  For the quarter ended July 1, 2012, Power-One recorded net sales of $322 million with Renewable Energy Solutions contributing $255 million and Power Solutions posting $67 million. Net income attributable to common stockholders for the second quarter was $47 million, or $0.30 per diluted share. This includes a gain, net of tax, of $0.06 per share on foreign currency remeasurement due to the recent weakening of the Euro versus the dollar.

“In the second quarter of 2012, Power-One shipped over 1.2 gigawatts of inverters, a company record, primarily driven by strength in Europe, particularly in the commercial rooftop segment of the market,” said Richard Thompson, Chief Executive Officer of Power-One, “Demand is very robust for our recently introduced TRIO 20/27.5KW inverters which have become our largest selling product line.

“The higher revenue along with reductions in material costs enabled us to increase our operating income in the second quarter to $60 million, or 19% of revenue,” continued Mr. Thompson. “Improved profitability and working capital management added to our liquidity as cash and equivalents increased to $259 million. This further strengthens Power-One’s bankability in the renewable market.”

Renewable Energy Solutions

In the second quarter of 2012, Renewable Energy (RE) Solutions benefited from strength in the European region, particularly in Italy and Germany. Inverter and related products generated sales of $255 million and an operating margin of 26% for the second quarter of 2012. Operating margin doubled sequentially from the first quarter due to stable pricing, cost reductions in materials, and improved absorption on higher volumes. In the quarter, Power-One shipped 1,263 megawatts of inverters, up 88% sequentially and up 76% year-over-year.

Power Solutions

Power Solutions recorded sales of $67 million and an operating margin of 4% for the second quarter of 2012. In the quarter, the Servers, Storage and Networking segment faced weaker demand as some customers delayed their orders as a result of macroeconomic uncertainties. Power Solutions operating margin declined sequentially as a result of the reduced volumes and corresponding lower overhead absorption.

Balance Sheet

At July 1, 2012, Power-One had cash and cash equivalents of $259 million, as compared with $205 million at January 1, 2012. During the quarter, Power-One repurchased 1.1 million shares of common stock for approximately $5 million.

Business Outlook

As demand in Germany and Italy is expected to moderate, Power-One forecasts revenue of $260 million to $280 million in the third quarter of 2012. At the midpoint, this would represent a 10% increase over the revenue generated in the third quarter of 2011.

Earnings Conference Call

Power-One will discuss its 2012 second quarter results today at 2:00 p.m. Pacific Time. The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID # 99604981, or over the Internet through the Power-One investor relations web site at http://investor.power-one.com. To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software. An accompanying slide presentation for the conference call is also available in the investor relations section of the web site. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One web site at http://investor.power-one.com/events.cfm throughout the current quarter.

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers, Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011

RENEWABLE ENERGY SALES	$254,622	$180,026	$403,358	$331,655
POWER SOLUTIONS SALES	66,900	80,278	143,913	173,192
TOTAL SALES	321,522	260,304	547,271	504,847
COST OF GOODS SOLD	224,021	172,926	394,786	333,211
GROSS PROFIT	97,501	87,378	152,485	171,636

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	25,392	20,895	49,639	41,980
Research and development	11,947	12,086	23,688	23,382
Litigation charges	—	638	82	873
Amortization of intangibles	409	468	822	910
Total expenses	37,748	34,087	74,231	67,145

INCOME FROM OPERATIONS	59,753	53,291	78,254	104,491

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	643	709	845	1,192
Interest expense	(567)	(1,631)	(806)	(3,018)
Other income (expense), net	12,214	(4,496)	3,263	(6,709)
Total interest and other income (expense)	12,290	(5,418)	3,302	(8,535)

INCOME BEFORE INCOME TAXES	72,043	47,873	81,556	95,956

PROVISION FOR INCOME TAXES	25,249	16,601	29,480	34,052
EQUITY IN EARNINGS (LOSSES) FROM JOINT VENTURE	(82)	413	(385)	595
NET INCOME	$46,712	$31,685	$51,691	$62,499

PREFERRED STOCK DIVIDEND AND ACCRETION	—	870	—	1,736

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$46,712	$30,815	$51,691	$60,763

BASIC INCOME PER SHARE	$0.31	$0.26	$0.35	$0.51
DILUTED INCOME PER SHARE	$0.30	$0.21	$0.33	$0.41

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	121,901	103,636	121,898	103,713
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	155,828	140,283	156,030	140,602

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	July 1,	January 1,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$259,169	$204,881
Accounts receivable:
Trade (net of allowance)	260,562	233,252
Other	5,163	9,639
Inventories	171,025	160,515
Prepaid expenses and other current assets	12,924	15,351

Total current assets	708,843	623,638

PROPERTY AND EQUIPMENT, net	90,571	87,223
INTANGIBLE ASSETS, net	16,417	17,414
OTHER ASSETS	12,714	15,241

TOTAL ASSETS	$828,545	$743,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$200,718	$177,333
Income tax payable	12,017	4,020
Other accrued expenses and current liabilities	69,234	64,754

Total current liabilities	281,969	246,107

OTHER LONG-TERM LIABILITIES	63,810	56,824

STOCKHOLDERS’ EQUITY:
Preferred stock	36,326	36,326
Common stock	121	122
Additional paid-in capital	654,279	652,971
Accumulated other comprehensive income (loss)	(6,769)	4,048
Accumulated deficit	(201,191)	(252,882)

Total stockholders’ equity	482,766	440,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$828,545	$743,516